News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FOURTH QUARTER 2020 EARNINGS PER SHARE OF $0.40 COMPARED TO $0.69 FOR FOURTH QUARTER 2019

Fourth quarter 2020 includes adoption of the Current Expected Credit Loss (“CECL”) methodology of accounting for credit losses and a prepayment of $160 million in borrowings from the Federal Home Loan Bank of Pittsburgh (“FHLB”).

Clearfield, Pennsylvania – January 26, 2021

CNB Financial Corporation (“CNB” or the “Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the fourth quarter ended December 31, 2020.

Joseph B. Bower, Jr., President and CEO, stated, “The year of 2020 will go down in history as one for all to remember. CNB had the daunting task, like all community banks, of helping calm the concerns of local businesses and aiding them in keeping their doors open and their employees engaged. And with the entire world focused on maintaining health and safety, expansion of the economy was not paramount. We took the opportunity to review our balance sheet, delivery channels and processes to improve for the future. Branch consolidations, an expansion of our BankOnBuffalo franchise, capital raise, prepayment of long-term debt, improved technology infrastructure both internally and in the delivery channels, carbon footprint reduction initiatives, and improved liquidity are a few of the major initiatives accomplished by our team. We are excited for our communities’ 2021 prospects as we successfully navigate through this pandemic and begin to move forward again.”

CECL Adoption and FHLB Borrowing Prepayment

•Section 4014 of the CARES Act was issued in March 2020 that provided financial institutions with optional temporary relief from having to comply with CECL on January 1, 2020. On December 31, 2020 CNB adopted Accounting Standard Update 2016-13, commonly referred to as CECL, effective January 1, 2020. The CECL methodology replaces the former probable incurred loss methodology, which requires entities to estimate credit losses over the life of a financial asset measured at amortized cost or off-balance sheet exposure. At adoption, CNB recorded a $5.0 million increase to its allowance for credit losses, of which $3.4 million was recorded as a reduction of retained earnings. As a result of the adoption of CECL, coupled with the impact of ongoing trends in CNB’s loan portfolio and the COVID-19 pandemic, the allowance for credit losses increased from $19.5 million, at December 31, 2019, to $34.3 million at December 31, 2020.

•During the fourth quarter of 2020 CNB prepaid the entire balance of its borrowings from the FHLB, totaling approximately $160 million. The pre-payment penalty associated with these prepayments totaled approximately $5.9 million after-tax or $0.35 per diluted common share. The weighted average interest rate associated with these borrowings was 2.24%.

Earnings Performance Highlights1

•Net income was $7.9 million, or $0.40 per diluted common share, for the quarter ended December 31, 2020, and $32.7 million, or $1.97 per diluted common share, for the year ended December 31, 2020. Pre-tax pre-provision ("PTPP") income was $13.1 million and $55.4 million, for the three months and twelve months ended December 31, 2020, respectively.1

•Excluding the after-tax FHLB prepayment penalty, net income was $13.8 million, or $0.75 per diluted common share, for the three months ended December 31, 2020, compared to $10.6 million, or $0.70 per diluted share, for the same period in 2019, reflecting increases of $3.2 million, or 29.5%, and $0.05 per diluted common share, or 7.1%.1

•Excluding after-tax merger costs related to CNB's acquisition of Bank of Akron, FHLB prepayment penalties and branch closure costs totaling a combined $10.2 million, net income was $42.9 million, or $2.60 per diluted common share, for the year ended December 31, 2020, compared to $40.2 million, or $2.64 per diluted share, for the year ended December 31, 2019, reflecting an increase of $2.7 million, or 6.7%, and a decrease of $0.04 per diluted common share, or 1.5%.1

•Excluding merger costs and FHLB prepayment penalties, PTPP income was $20.5 million for the quarter ended December 31, 2020, representing an increase of approximately $6.7 million, or 48.9%, from the same period in 2019. For the year ended December 31, 2020, excluding the impact of merger, prepayment penalties and branch closure costs PTPP income was $68.1 million, representing an increase of approximately $13.3 million, or 24.2%, from the same period in 2019.1

•At December 31, 2020, the Corporation had $151.0 million of COVID-19 related deferred loan payments for its commercial and consumer customers, or 4.5% of total loans, down from $169.3 million, or 5.1% of total loans as of October 31, 2020, and $626.0 million, or 20.7% of total loans, at June 30, 2020.

1 This release contains references to financial measures that are not defined in GAAP ("Generally Accepted Accounting Principles"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided below in the "Non-GAAP Reconciliations" section.

Balance Sheet and Liquidity Highlights

•Loans totaled $3.4 billion as of December 31, 2020 and reflected an increase of $567.3 million, or 20.2%, from December 31, 2019, as a result of $319.1 million of acquired loans from Bank of Akron, net of fair value adjustments, $155.5 million in Paycheck Protection Program ("PPP") loans, net of PPP deferred processing fees ("PPP-related loans") and $92.7 million, or 3.3%, of organic growth, primarily from our Cleveland and Buffalo regions.

•Deposits totaled $4.2 billion as of December 31, 2020, an increase of $1.1 billion, or 34.8%, from December 31, 2019, as a result of $419.5 million of acquired deposits from Bank of Akron, net of fair value adjustments, an estimated $159.6 million in PPP deposits and $500.3 million, or 16.1%, of increases in deposits across all our regions, including our Private Banking division.

•At December 31, 2020, the Corporation’s cash position totaled approximately $532.7 million, including additional excess liquidity of $483.2 million held at the Federal Reserve, reflecting, in management's view, a strong liquidity level. In addition to its cash position, the Corporation’s borrowing capacity with the FHLB at December 31, 2020 was approximately $797.4 million.

•While book value per common share was $21.29 and $20.00 as of December 31, 2020 and 2019, respectively, tangible book value per common share was $18.66 as of December 31, 2020, reflecting an increase of 6.9% from a tangible book value per share of $17.45 as of December 31, 2019.

Customer Support Strategies and Loan Portfolio Profile

•The Corporation participated in the PPP provided under the auspices of the Small Business Administration (“SBA”). Under this program, the Corporation lent money primarily to its existing loan and/or deposit customers, based on a predetermined SBA-developed formula, intended to incentivize small business owners to retain their employees. These loans carry a customer rate of 1.00% plus a processing fee that varies depending on the balance of the loan at origination. As of December 31, 2020, the Corporation had outstanding $159.6 million in PPP loans, or 1,528 PPP loan relationships, at a rate of 1.00% together with deferred PPP processing fees of approximately $4.1 million. For the three and twelve months ended December 31, 2020, the Corporation recognized $4.5 million and $5.1 million, respectively, in deferred PPP processing fees ("PPP-related fees").

•In addition to participating in the PPP, during the year ended December 31, 2020, the Corporation deferred loan payments for several of its commercial and consumer customers, as determined by the financial needs of each customer. As of December 31, 2020, the COVID-19 related loans with deferred loan payment arrangements, totaled $151.0 million, or 4.5% of total loans outstanding, consisting of 112 loans, totaling $107.2 million, for which principal and interest were deferred, and 55 loans, totaling $43.8 million, for which principal only was deferred. Loan payment deferrals by loan type were as follows:

◦Commercial and industrial loans – 44 loans, totaling $39.1 million;
◦Commercial real estate loans – 23 loans, totaling $101.8 million;
◦Residential mortgage loans – 88 loans, totaling $9.9 million; and
◦Consumer loans – 12 loans, totaling $154 thousand.

•The Corporation tracks lending exposure by industry classification to determine potential risk associated with industry concentrations, if any, that could lead to additional credit loss exposure. As a result of the COVID-19 pandemic, the Corporation has determined the Hotels/Motels and Restaurants/Fast Foods industries represent a potentially higher level of credit risk, as many of these customers have incurred a significant negative impact to their businesses as a result of governmental stay-at-home orders as well as travel limitations. At December 31, 2020, the Corporation had loan concentrations for these industries as follows, excluding PPP-related loans:

◦Hotels/Motels – $206.6 million, or 6.42% of total loans outstanding, excluding PPP-related loans; and
◦Restaurants/Fast Foods – $30.1 million, or 0.94% of total loans outstanding, excluding PPP-related loans.

Performance Ratios

•While annualized return on average common equity was 7.45% for the three months ended December 31, 2020, annualized return on average tangible common equity was 8.53% for the same period in 2020. Excluding after-tax merger costs, prepayment penalties and branch closure costs, annualized adjusted return on average tangible common equity was 15.94% for the three months ended December 31, 2020, compared to 16.04% for the three months ended December 31, 2019.1

•While return on average common equity was 9.35% for the year ended December 31, 2020, return on average tangible common equity was 10.67% for the year ended December 31, 2020. Excluding after-tax merger costs, prepayment penalties and branch closure costs, adjusted return on average tangible common equity was 14.10% for the year ended December 31, 2020, compared to 16.34% for the year ended December 31, 2019.1

•Efficiency ratio was 72.16% and 65.10% for the three and twelve months ended December 31, 2020, respectively. Excluding after-tax merger costs, prepayment penalties and branch closure costs, the adjusted efficiency ratio was 56.82% and 57.41% for the three and twelve months ended December 31, 2020, respectively, compared to 61.12% and 60.07% for the comparable periods in 2019. The improvement in efficiency ratio resulted from the impact of PPP-related fees, as discussed below, coupled with an overall lower level of business activity resulting from the pandemic and the Corporation’s internal cost management initiatives focusing on travel restrictions, a hiring freeze, lower marketing expenditures and other expense management initiatives.1

Revenue

•Total revenue (comprised of net interest income plus non-interest income) was $48.1 million for the three months ended December 31, 2020, an increase of $11.6 million, or 31.7%, from the three months ended December 31, 2019 due to the following:

◦Net interest income of $40.1 million for the three months ended December 31, 2020, increased $10.4 million or 34.9% from the three months ended December 31, 2019, primarily as a result of an organic growth of $704.2 million and the impact of $413.7 million in PPP-related loans and estimated average PPP-related deposits. In addition, the three months ended December 31, 2020 included PPP-related fees totaling approximately $4.5 million.

◦Net interest margin on a fully tax-equivalent basis was 3.58% and 3.54% for the three months ended December 31, 2020 and 2019, respectively.

▪The yield on earning assets of 4.16% for the three months ended December 31, 2020 decreased 65 basis points from 4.81% for the three months ended December 31, 2019, primarily as a result of the lower interest rate environment. The cost of interest-bearing liabilities decreased 78 basis points from 1.49% for the three months ended December 31, 2019 to 0.71% for the three months ended December 31, 2020 primarily as a result of the Corporation’s targeted deposit rate reductions.

•Total revenue (comprised of net interest income plus non-interest income) was $162.8 million for the twelve months ended December 31, 2020, an increase of $20.6 million, or 14.5%, from the twelve months ended December 31, 2019 due to the following:

◦Net interest income for the twelve months ended December 31, 2020 increased 15.9% to $134.7 million from the twelve months ended December 31, 2019, driven by an organic growth of $560.8 million and $336.3 million in PPP-related loans, estimated PPP-related deposits and Paycheck Protection Program Lending Facility ("PPPLF") related assets (collectively the "PPP-related assets"). In addition, the twelve months ended December 31, 2020 included PPP-related fees totaling approximately $5.1 million.

◦Net interest margin on a fully tax-equivalent basis was 3.34% and 3.69% for the twelve months ended December 31, 2020 and 2019, respectively, Excluding $336.3 million in PPP-related assets, the net interest margin on a fully-tax equivalent basis was 3.50% for the twelve months ended December 31, 2020.1

▪The yield on earning assets of 4.15% for the twelve months ended December 31, 2020 included $336.3 million in PPP-related assets. Excluding PPP-related assets and PPP-related fees, the yield on earning assets was 4.37% for the twelve months ended December 31, 2020, a decrease of 56 basis points from 4.93% for the twelve months ended December 31, 2019, primarily as a result of the lower interest rate environment. The cost of interest-bearing liabilities decreased 50 basis points to 0.95% for the twelve months ended December 31, 2020 from 1.45% for the twelve months ended December 31, 2019 primarily as a result of the Corporation’s targeted deposit rate reductions.1

•Total non-interest income was $8.0 million for the three months ended December 31, 2020, an increase of $1.2 million, or 18.0%, from the same period in 2019. The increase was primarily due to continued growth in Wealth and Asset Management fees and increased mortgage banking and card processing and interchange income, partially offset by a decrease in service charges on deposits and other fees resulting from lower business activity and CNB’s response to the pandemic.

•Total non-interest income was $28.1 million for the twelve months ended December 31, 2020, an increase of $2.1 million, or 8.0%, from the twelve months ended December 31, 2019.

◦Total non-interest income includes net realized and unrealized losses on trading securities, which combined totaled $2.5 million for the twelve months ended December 31, 2020 compared to $2.0 million for the twelve months ended December 31, 2019.

◦The remainder of the $2.1 million increase was primarily due to continued growth in Wealth and Asset Management fees, increased mortgage banking activity coupled with higher card processing and interchange income, partially offset by a decrease in service charges on deposits and other fees resulting from lower business activity and CNB’s response to the pandemic.

Non-Interest Expense

•For the three months ended December 31, 2020, total non-interest expense was $35.0 million. Excluding merger costs, prepayment penalties and branch closure costs, total non-interest expense was $27.6 million for the three months ended December 31, 2020, an increase of $4.8 million, or 21.3%, from the three months ended December 31, 2019, including an approximately $929 thousand impact from the acquisition of Bank of Akron, $1.2 million related to an additional pay cycle in the fourth quarter of 2020 compared to 2019, as well as the Corporation’s ongoing investments in technology and other general expenditures to support long-term growth.1

•For the twelve months ended December 31, 2020, total non-interest expense was $107.3 million. Excluding merger costs, prepayment penalties and branch closure costs, total non-interest expense was $94.7 million for the twelve months ended December 31, 2020, an increase of $7.3 million, or 8.4%, from the twelve months ended December 31, 2019, including a $1.6 million impact from the acquisition of Bank of Akron. The remaining $5.7 million increase was the result of the Corporation’s ongoing investments in technology and other general expenditures to support long-term growth.1

Income Taxes

•Income tax expense of $1.9 million for the three months ended December 31, 2020 decreased $420 thousand, or 18.3%, from the three months ended December 31, 2019. Our effective tax rate was 19.2% for the three months ended December 31, 2020 compared to 18.0% for the three months ended December 31, 2019. The increase in the effective tax rate is primarily attributable to a higher percentage of pre-tax net income in the fourth quarter of 2020 that is not tax-exempt than was recorded in the fourth quarter of 2019.

•Income tax expense of $7.3 million for the twelve months ended December 31, 2020 decreased $1.2 million, or 14.2%, from the twelve months ended December 31, 2019. Our effective tax rate was 18.3% for the twelve months ended December 31, 2020 compared to 17.6% for the twelve months ended December 31, 2019. The increase in the effective tax rate is primarily attributable to a higher percentage of pre-tax net income for the twelve months ended December 31, 2020, that is not tax-exempt than was recorded in the twelve months ended December 31, 2019.

Asset Quality

•Total non-performing assets were $31.5 million, or 0.67%, of total assets, as of December 31, 2020. Total assets at December 31, 2020 include approximately $315.1 million in PPP-related assets. Excluding the PPP-related assets, the ratio of total non-performing assets to total assets was 0.71% as of December 31, 2020 compared to 0.62% as of December 31, 2019.1 The increase from December 31, 2019, was primarily due to one commercial real estate loan relationship totaling approximately $8.7 million. During the three months ended March 31, 2020, this loan was downgraded to substandard and placed on non-accrual as a result of a covenant violation. Management performed an evaluation of the collateral supporting the loan and concluded to charge-off $1.0 million in the fourth quarter of 2020.

•The allowance for credit losses measured as a percentage of loans, net of unearned income, as of December 31, 2020 was 1.01%. Total loans at December 31, 2020 include approximately $155.5 million in PPP-related loans. Excluding PPP-related loans, the allowance for credit losses measured as a percentage of loans, net of unearned income, was 1.07% as of December 31, 2020 compared to 0.69% as of December 31, 2019.1 The increase in the allowance for credit losses from December 31, 2019 to December 31, 2020 resulted primarily from the adoption of CECL, coupled with the impact of ongoing trends in CNB’s loan portfolio and the COVID-19 pandemic. Included within the trend in the allowance for credit losses, charge-offs totaling approximately $6.4 million for the twelve months ended December 31, 2020, were comprised primarily of a $2.6 million charge-off in the second quarter of 2020, related to a secured commercial and industrial loan relationship with a borrower who is now deceased, and a $1.0 million charge-off in the fourth quarter of 2020, related to one commercial real estate loan.

•Management recognizes the degree of uncertainty related to the pandemic and its potential impact on the economy and, as a result, the allowance for credit losses at December 31, 2020 also included a qualitative factor specifically related to the COVID-19 pandemic deferred loans. As of December 31, 2020, the specific COVID-19 qualitative factor totaled approximately $1.5 million, which was reflected in the Corporation’s provision expense for the twelve months ended December 31, 2020 and the related allowance for credit losses during the same period. The Corporation will continue to evaluate this factor and update its analysis, as necessary, as developments related to the COVID-19 pandemic and its impact on the economy evolve.

•For the three months ended December 31, 2020, net loan charge-offs were $1.8 million, or 0.21% of total average loans, compared to $1.5 million, or 0.22%, of total average loans during the comparable period in 2019. The fourth quarter of 2020 included a net charge-off totaling $1.0 million, related to one commercial real estate loan, as discussed above.

•For the twelve months ended December 31, 2020, net loan charge-offs were $6.4 million, or 0.21%, of total average loans, compared to $6.3 million, or 0.24%, of total average loans during the twelve months ended December 31, 2019.

Capital

•As of December 31, 2020, CNB’s total shareholders’ equity was $416.1 million, an increase of $111.2 million, or 36.5%, from December 31, 2019 primarily as a result of an increase in additional paid in capital related to the Bank of Akron acquisition combined with the issuance of preferred equity, an increase in accumulated other comprehensive income and growth in organic earnings, partially offset by the adoption of CECL and payment of common and preferred stock dividends to our shareholders during the twelve months ended December 31, 2020.

•During the second quarter of 2020, the Corporation announced the termination of its “at-the-market” equity offering program (the “ATM Program”), pursuant to which the Corporation could offer and sell up to $40 million of common stock. The Corporation elected to terminate the ATM Program due to market conditions and to limit uncertainty and unfavorable dilution for its shareholders during this period of global economic volatility. Prior to termination, the Corporation had sold 168,358 shares of its common stock, raising approximately $5.1 million in gross proceeds.

•On July 17, 2020, the Corporation completed its acquisition of Bank of Akron, a state bank in Akron, NY. Under the terms of the merger agreement, Bank of Akron merged with and into CNB Bank, with CNB Bank as the surviving institution. Banking offices of Bank of Akron operate under the trade name BankOnBuffalo, a division of CNB Bank. Based on the elections and proration procedures, the total consideration payable to Bank of Akron shareholders was approximately $40.8 million, comprised of approximately $16.1 million in cash and 1,501,402 shares of CNB common stock, valued at $24.7 million based on the July 17, 2020 closing price of $16.43 per share of CNB common stock.

•During the three months ended September 30, 2020, the Corporation raised $57.8 million, net of issuance costs, from the issuance of depositary shares, each representing a 1/40th ownership interest in a share of the Corporation's 7.125% Series A fixed-to-floating rate non-cumulative perpetual preferred stock, no par value, with a liquidation preference of $1,000 per share of preferred stock.

•As of December 31, 2020 all of the Corporation’s regulatory capital ratios reflected increases from December 31, 2019. The Corporation’s Tier 1 Leverage ratio of 8.06% at December 31, 2020, includes the impact of average PPP-related loans, of $203.1 million.

•As of December 31, 2020, the Corporation’s ratio of Tangible Common Equity to Tangible Assets reflected the impact of approximately $155.5 million in PPP-related loans. Excluding PPP-related loans, the Corporation’s ratio of Tangible Common Equity to Tangible Assets of 6.93% decreased 21 bps from December 31, 2019, primarily as a result of the impact of the acquisition of Bank of Akron and the adoption of CECL, partially offset by a net increase in earnings, net of common dividends and an increase in accumulated other comprehensive income.1

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $4.7 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, one loan production office, one drive-up office and 44 full-service offices in Pennsylvania, Ohio, and New York. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio, with offices in central Ohio; and BankOnBuffalo, based in Buffalo, New York, with offices in northern New York. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in central and north central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19, (ii) actions governments, businesses and individuals take in response to the pandemic, (iii) the pace of recovery when the COVID-19 pandemic subsides, (iv) changes in general business, industry or economic conditions or competition; (v) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (vi) adverse changes or conditions in capital and financial markets; (vii) changes in interest rates; (viii) higher than expected costs or other difficulties related to integration of combined or merged businesses; (ix) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (x) changes in the quality or composition of our loan and investment portfolios; (xi) adequacy of loan loss reserves; (xii) increased competition; (xiii) loss of certain key officers; (xiv) deposit attrition; (xv) rapidly changing technology; (xvi) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xvii) changes in the cost of funds, demand for loan products or demand for financial services; and (xviii) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on CNB's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB. All dollars are stated in thousands, except share and per share data.

	(unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
				(unaudited)
			%			%
	2020	2019	change	2020	2019	change
Income Statement
Interest income	$46,648	$40,608	14.9%	$167,167	$155,728	7.3%
Interest expense	6,533	10,863	(39.9)%	32,456	39,530	(17.9)%
Net interest income	40,115	29,745	34.9%	134,711	116,198	15.9%
Provision for credit losses (2)	3,289	812	305.0%	15,354	6,024	154.9%
Net interest income after provision for credit losses	36,826	28,933	27.3%	119,357	110,174	8.3%

Non-interest income
Service charges on deposit accounts	1,443	1,676	(13.9)%	5,095	6,402	(20.4)%
Other service charges and fees	700	775	(9.7)%	2,548	2,930	(13.0)%
Wealth and asset management fees	1,416	1,145	23.7%	5,497	4,627	18.8%
Net realized gains on available-for-sale securities	0	0	NA	2,190	148	1,379.7%
Net realized and unrealized gains (losses) on trading securities	408	700	(41.7)%	328	1,888	(82.6)%
Realized gains on Visa Class B shares	0	0	NA	0	463	NA
Mortgage banking	1,264	395	220.0%	3,354	1,412	137.5%
Bank owned life insurance	457	315	45.1%	1,747	1,317	32.6%
Card processing and interchange income	1,668	1,196	39.5%	5,727	4,641	23.4%
Other	612	552	10.9%	1,573	2,147	(26.7)%
Total non-interest income	7,968	6,754	18.0%	28,059	25,975	8.0%
Non-interest expenses
Salaries and benefits	14,145	12,365	14.4%	48,723	46,405	5.0%
Net occupancy expense of premises	3,391	2,977	13.9%	12,333	11,221	9.9%
FDIC insurance premiums	448	350	28.0%	2,414	1,252	92.8%
Core Deposit Intangible amortization	28	97	(71.1)%	206	567	(63.7)%
Card processing and interchange expenses	943	711	32.6%	3,135	2,891	8.4%
Merger costs, prepayment penalties and branch closure costs	7,435	170	4,273.5%	12,642	170	7,336.5%
Other	8,627	6,235	38.4%	27,873	25,002	11.5%
Total non-interest expenses	35,017	22,905	52.9%	107,326	87,508	22.6%

Income before income taxes	9,777	12,782	(23.5)%	40,090	48,641	(17.6)%
Income tax expense	1,878	2,298	(18.3)%	7,347	8,560	(14.2)%
Net income	7,899	10,484	(24.7)%	32,743	40,081	(18.3)%
Preferred stock dividends	1,147	0	NA	1,147	0	NA
Net income available to common stockholders	$6,752	$10,484	(35.6)%	$31,596	$40,081	(21.2)%

Average diluted common shares outstanding	16,792,676	15,178,128		16,000,749	15,164,280

Diluted earnings per common share	$0.40	$0.69	(42.0)%	$1.97	$2.63	(25.1)%
Cash dividends per common share	$0.17	$0.17	0.0%	$0.68	$0.68	0.0%

Payout ratio	43%	25%		35%	26%

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2020	2019	2020	2019
Average Balances
Loans, net of unearned income	$3,351,980	$2,764,173	$3,115,171	$2,630,110
Loans, net of unearned income and PPP-related loans (1)	3,148,921	2,764,173	2,965,096	2,630,110
Investment securities	586,747	547,386	574,044	540,127
Total earning assets	4,508,257	3,390,416	4,092,076	3,194,911
Total earning assets, net of PPP-related assets (1)	4,094,577	3,390,416	3,755,758	3,194,911
Total assets	4,779,624	3,616,347	4,347,142	3,413,737
Total assets, net of PPP-related assets (1)	4,365,944	3,616,347	4,010,824	3,413,737
Non interest-bearing deposits	627,843	373,289	516,723	360,208
Interest-bearing deposits	3,469,102	2,588,202	3,123,823	2,402,361
Common shareholders' equity	360,387	301,605	337,963	285,324
Tangible common shareholders' equity (1)	315,039	262,656	296,142	246,161

Average Yields
Loans, net of unearned income	5.20%	5.28%	4.93%	5.35%
Investment securities	2.10%	2.88%	2.53%	2.99%
Total earning assets	4.16%	4.81%	4.15%	4.93%
Total earning assets, net of PPP-related assets (1)	4.15%	4.81%	4.37%	4.93%
Interest-bearing deposits	0.54%	1.32%	0.77%	1.26%
Interest-bearing liabilities	0.71%	1.49%	0.95%	1.45%

Performance Ratios (annualized)
Return on average assets	0.66%	1.15%	0.75%	1.17%
Return on average assets, net of merger costs, prepayment penalties and branch closure costs (1)	1.15%	1.16%	0.99%	1.18%
Return on average common equity	7.45%	13.79%	9.35%	14.05%
Return on average common equity, net of merger costs, prepayment penalties and branch closure costs (1)	13.94%	13.97%	12.36%	14.09%
Return on average tangible common equity (1)	8.53%	15.84%	10.67%	16.28%
Return on average tangible common equity, net of merger costs, prepayment penalties and branch closure costs (1)	15.94%	16.04%	14.10%	16.34%
Net interest margin, fully tax equivalent basis (1)	3.58%	3.54%	3.34%	3.69%
Net interest margin, fully tax equivalent basis and net of PPP-related assets (1)	3.51%	3.54%	3.50%	3.69%
Efficiency Ratio	72.16%	61.58%	65.10%	60.19%
Efficiency Ratio, net of merger costs, prepayment penalties and branch closure costs (1)	56.82%	61.12%	57.41%	60.07%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$1,571	$1,043	$5,131	$4,384
Holiday Financial net loan charge-offs	208	503	1,299	1,871
Total net loan charge-offs	$1,779	$1,546	$6,430	$6,255

Net loan charge-offs / average loans	0.21%	0.22%	0.21%	0.24%

	(unaudited)
	December 31,	December 31,	% change versus
	2020	2019	12/31/19

Ending Balance Sheet
Loans, net of unearned income	$3,371,789	$2,804,035	20.2%
Loans held for sale	8,514	930	815.5%
Investment securities	591,557	552,122	7.1%
FHLB and other equity interests	2,899	11,354	(74.5)%
Other earning assets	488,326	150,601	224.3%
Total earning assets	4,463,085	3,519,042	26.8%

Allowance for credit losses (2)	(34,340)	(19,473)	76.3%
Goodwill	43,749	38,730	13.0%
Core deposit intangible	567	160	254.4%
Other assets	256,338	225,200	13.8%
Total assets	$4,729,399	$3,763,659	25.7%

Non interest-bearing deposits	$627,114	$382,259	64.1%
Interest-bearing deposits	3,554,630	2,720,068	30.7%
Total deposits	4,181,744	3,102,327	34.8%

Borrowings	0	227,907	(100.0)%
Subordinated debt	70,620	70,620	0.0%
Other liabilities	60,898	57,839	5.3%

Common stock	0	0	NA
Preferred stock	57,785	0	NA
Additional paid in capital	127,518	99,335	28.4%
Retained earnings	218,727	201,503	8.5%
Treasury stock	(2,967)	(2,811)	5.5%
Accumulated other comprehensive income (loss)	15,074	6,939	NA
Total shareholders' equity	416,137	304,966	36.5%

Total liabilities and shareholders' equity	$4,729,399	$3,763,659	25.7%

Ending shares outstanding	16,833,008	15,247,985

Book value per common share	$21.29	$20.00	6.5%
Tangible book value per common share (1)	$18.66	$17.45	6.9%

Capital Ratios
Tangible common equity / tangible assets (1)	6.70%	7.14%
Tier 1 leverage ratio (4)	8.06%	7.86%
Common equity tier 1 ratio (4)	9.45%	9.32%
Tier 1 risk based ratio (4)	11.86%	10.03%
Total risk based ratio (4)	14.29%	12.51%

Asset Quality
Non-accrual loans	$30,359	$21,736
Loans 90+ days past due and accruing	325	61
Total non-performing loans	30,684	21,797
Other real estate owned	862	1,633
Total non-performing assets	$31,546	$23,430

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$6,773	$7,359
Non-performing TDR loans (3)	3,536	2,443
Total TDR loans	$10,309	$9,802

Non-performing assets / Loans + OREO	0.94%	0.84%
Non-performing assets / Total assets	0.67%	0.62%
Non-performing assets / Total assets, net of PPP-related assets (1)	0.71%	0.62%
Allowance for credit losses / Loans (2)	1.02%	0.69%
Allowance for credit losses / Loans, net of PPP-related loans (1) (2)	1.07%	0.69%

(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently.. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Beginning January 1, 2020, calculation is based upon current expected credit loss methodology. Prior to January 1, 2020, calculation was based on probable incurred loss methodology.
(3) Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.
(4) Capital ratios as of December 31, 2020 are estimated.

Non-GAAP Reconciliations (1):
	(unaudited)
	December 31,	December 31,
	2020	2019
Calculation of tangible book value per share and tangible common equity/tangible assets:
Shareholders' equity	$416,137	$304,966
Less: preferred equity	57,785	0
Less: goodwill	43,749	38,730
Less: core deposit intangible	567	160
Tangible common equity	$314,036	$266,076

Total assets	$4,729,399	$3,763,659
Less: goodwill	43,749	38,730
Less: core deposit intangible	567	160
Tangible assets	$4,685,083	$3,724,769

Ending shares outstanding	16,833,008	15,247,985

Tangible book value per common share	$18.66	$17.45
Tangible common equity/Tangible assets	6.70%	7.14%

Calculation of tangible common equity/tangible assets, net of PPP-related loans:
Tangible common equity	$314,036	$266,076

Tangible assets	$4,685,083	$3,724,769
Less: PPP-related loans	155,529	0
Adjusted tangible assets	$4,529,554	$3,724,769

Adjusted tangible common equity/tangible assets	6.93%	7.14%

Non-GAAP Reconciliations (1):
	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2020	2019	2020	2019
Calculation of average loans, net of unearned income and PPP-related loans:
Average loans, net of unearned	$3,351,980	$2,764,173	$3,115,171	$2,630,110
Less: average PPP loans	203,059	0	150,075	0
Adjusted average loans, net of unearned income and PPP-related loans (non-GAAP)	$3,148,921	$2,764,173	$2,965,096	$2,630,110

Calculation of average total earning assets, net of PPP-related assets:
Average total earning assets	$4,508,257	$3,390,416	$4,092,076	$3,194,911
Less: average PPP-related loans	203,059	0	150,075	0
Less: estimated average PPP deposits held at the Federal Reserve	210,621	0	154,124	0
Less: average PPPLF deposits held at the Federal Reserve	0	0	32,119	0
Adjusted average total earning assets, net of PPP-related assets (non-GAAP)	$4,094,577	$3,390,416	$3,755,758	$3,194,911

Calculation of average total assets, net of PPP-related assets:
Average total assets	$4,779,624	$3,616,347	$4,347,142	$3,413,737
Less: average PPP-related loans	203,059	0	150,075	0
Less: estimated average PPP deposits held at the Federal Reserve	210,621	0	154,124	0
Less: average PPPLF deposits held at the Federal Reserve	0	0	32,119	0
Adjusted average total assets, net of PPP-related assets (non-GAAP)	$4,365,944	$3,616,347	$4,010,824	$3,413,737

Calculation of average yield on earning assets, net of unearned income, PPP-related assets and PPP-related fees:
Investment income (tax equivalent)	$2,999	$3,889	$14,037	$15,963
Add: loan income (tax equivalent)	43,823	36,806	153,639	140,742
Add: other earning asset income (tax equivalent)	155	275	852	499
Less: PPP-related fees	4,457	0	5,140	0
Total income related to earning assets (tax equivalent) (non-GAAP)	$42,520	40,970	$163,388	$157,204

Adjusted average total earning assets, net of PPP-related assets (non-GAAP)	$4,094,577	$3,390,416	$3,755,758	$3,194,911
Less: average mark to market adjustment on investments (non-GAAP)	19,765	12,116	18,884	5,631
Adjusted average total earning assets, net of market to market, PPP-related assets (non-GAAP)	$4,074,812	$3,378,300	$3,736,874	3,189,280
Adjusted average yield on earning assets, net of unearned income, PPP-related assets and PPP-related fees (non-GAAP) (annualized)	4.15%	4.81%	4.37%	4.93%

Non-GAAP Reconciliations (1):
	(unaudited)
	December 31,	December 31,
	2020	2019

Calculation of non-performing assets / Total assets, net of PPP-related assets:
Non-performing assets	$31,546	$23,430

Total assets	$4,729,399	$3,763,659
Less: PPP-related loans	155,529	0
Less: estimated PPP deposits held at the Federal Reserve	159,584	0
Adjusted total assets, net of PPP-related assets (non-GAAP)	$4,414,286	$3,763,659

Adjusted non-performing assets / total assets, net of PPP-related assets (non-GAAP)	0.71%	0.62%

Calculation of allowance / loans, net of PPP-related loans:
Total allowance for credit losses (2)	$34,340	$19,473

Total loans net of unearned income	$3,371,789	$2,804,035
Less: PPP-related loans	155,529	0
Adjusted total loans, net of unearned income, PPP-related loans (non-GAAP)	$3,216,260	$2,804,035

Adjusted allowance / loans, net of PPP-related loans (non-GAAP) (2)	1.07%	0.69%

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2020	2019	2020	2019
Calculation of net interest margin (fully tax equivalent basis):
Interest income (fully tax equivalent basis) (non-GAAP)	$46,977	$40,970	$168,528	$157,204
Interest expense (fully tax equivalent basis) (non-GAAP)	6,533	10,863	32,456	39,530
Net interest income (fully tax equivalent basis) (non-GAAP)	$40,444	$30,107	$136,072	$117,674

Average total earning assets	$4,508,257	$3,390,416	$4,092,076	$3,194,911
Less: average mark to market adjustment on investments	19,765	12,116	18,884	5,631
Adjusted average total earning assets, net of mark to market (non-GAAP)	$4,488,492	$3,378,300	$4,073,192	$3,189,280

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.58%	3.54%	3.34%	3.69%

Calculation of net interest margin (fully tax equivalent basis), net of PPP-related assets and PPP-related fees:
Net interest income (fully tax equivalent basis) (non-GAAP)	$40,444	$30,107	$136,072	$117,674
Less: Recognized PPP-related fees	4,457	0	5,140	0
Adjusted interest income (fully tax equivalent basis), net of PPP-related fees (non-GAAP)	$35,987	$30,107	$130,932	$117,674
Adjusted average total earning assets, net of market to market, PPP-related assets (non-GAAP)	$4,074,812	$3,378,300	$3,736,874	$3,189,280

Net interest margin, fully tax equivalent basis, net of PPP-related assets and PPP-related fees (non-GAAP) (annualized)	3.51%	3.54%	3.50%	3.69%

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2020	2019	2020	2019
Calculation of adjusted efficiency ratio, net of merger costs, prepayment penalties and branch closure costs:
Non-interest expense	$35,017	$22,905	$107,326	$87,508
Less: core deposit intangible amortization	28	97	206	567
Less: merger costs, prepayment penalties and branch closure costs	7,435	170	12,642	170
Adjusted non-interest expense (non-GAAP)	$27,554	$22,638	$94,478	$86,771

Non-interest income	$7,968	$6,754	$28,059	$25,975

Net interest income	$40,115	$29,745	$134,711	$116,198
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,352	1,606	5,703	6,664
Add: tax exempt investment and loan income (non-GAAP) (tax-equivalent)	1,759	2,148	7,490	8,946
Adjusted net interest income (non-GAAP)	40,522	30,287	136,498	118,480
Adjusted net revenue (non-GAAP) (tax-equivalent)	$48,490	$37,041	$164,557	$144,455
Adjusted efficiency ratio, net of merger costs, prepayment penalties and branch closure costs	56.82%	61.12%	57.41%	60.07%

Calculation of adjusted return on average total assets, net of merger costs, prepayment penalties, branch closure costs and PPP-related assets:
Net income	$7,899	$10,484	$32,743	$40,081
Add: merger costs, prepayment penalties and branch closure costs (net of tax)	5,874	134	10,168	134
Adjusted net income (non-GAAP)(net of tax)	$13,773	$10,618	$42,911	$40,215
Average total assets	$4,779,624	$3,616,347	$4,347,142	$3,413,737
Adjusted return on average total assets, net of merger costs, prepayment penalties, branch closure costs and PPP-related assets (non-GAAP)(annualized)	1.15%	1.16%	0.99%	1.18%

Calculation of adjusted return on average common equity, net of merger costs, prepayment penalties and branch closure costs:
Net income available to common stockholders	$6,752	$10,484	$31,596	$40,081
Add: merger costs, prepayment penalties and branch closure costs (net of tax)	5,874	134	10,168	134
Adjusted net income (non-GAAP)(net of tax)	$12,626	$10,618	$41,764	$40,215
Average shareholders' common equity	$360,387	$301,605	$337,963	$285,324
Adjusted return on average common equity, net of merger costs, prepayment penalties and branch closure costs (non-GAAP)(annualized)	13.94%	13.97%	12.36%	14.09%

Calculation of adjusted return on average tangible common equity, net of merger costs, prepayment penalties and branch closure costs:
Net income available to common stockholders	$6,752	$10,484	$31,596	$40,081
Add: merger costs, prepayment penalties and branch closure costs (net of tax)	5,874	134	10,168	134
Adjusted net income (non-GAAP)(net of tax)	$12,626	$10,618	$41,764	$40,215
Average tangible shareholders' common equity	$315,039	$262,656	$296,142	$246,161
Adjusted return on average tangible common equity, net of merger costs, prepayment penalties and branch closure costs (non-GAAP)(annualized)	15.94%	16.04%	14.10%	16.34%

Non-GAAP Reconciliations (1):

	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
			(unaudited)
	2020	2019	2020	2019
Calculation of adjusted earnings per common share, net of merger costs, prepayment penalties and branch closure costs:
Net earnings allocated to common stock	$6,733	$10,451	$31,496	$39,934
Add: Merger costs, prepayment penalties and branch closure costs, after-tax allocated to common stock	5,860	133	10,138	134
Adjusted net earnings allocated to common stock (non-GAAP)	$12,593	$10,584	$41,634	$40,068

Weighted average common shares outstanding	16,833	15,222	16,048	15,219
Less: Average participating shares	40	44	48	55
Add: Dilutive shares	0	0	0	0
Weighted average shares and dilutive potential common shares	16,793	15,178	16,000	15,164

Adjusted diluted earnings per common share, net of merger costs, prepayment penalties and branch closure costs	$0.75	$0.70	$2.60	$2.64

Calculation of PTPP income:
Net income	$7,899	$10,484	$32,743	$40,081
Add: Provision expense	3,289	812	15,354	6,024
Add: Income tax expense	1,878	2,298	7,347	8,560
PTPP income (non-GAAP)	$13,066	$13,594	$55,444	$54,665

Calculation of PTPP income before merger costs, prepayment penalties and branch closure costs:
PTPP income (non-GAAP)	$13,066	$13,594	$55,444	$54,665
Add: Merger costs, prepayment penalties and branch closure costs	7,435	170	12,642	170
PTPP before merger costs, prepayment penalties and branch closure costs (non-GAAP)	$20,501	$13,764	$68,086	$54,835

Calculation of non-interest expenses excluding merger costs, prepayment penalties and branch closure costs:
Non-interest expense	$35,017	$22,905	$107,326	$87,508
Less: Merger costs, prepayment penalties and branch closure costs	7,435	170	12,642	170
Non-interest expense excluding merger costs, prepayment penalties and branch closure costs (non-GAAP)	$27,582	$22,735	$94,684	$87,338